Exhibit 10.16

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) effective as of June 15, 2010 (the “Effective Date”) is by and between TROVAGENE Inc, a New York corporation having its principal office at 11055 Flintkote Ave, Suite B, San Diego CA 92121, United States of America (“TROVAGENE”) and Skyline Diagnostics BV, a Dutch corporation having its principal office at Erasmus University Medical Center, Dr. Molewaterplein 50, EE 19-71, 3015 GD Rotterdam, The Netherlands (“SKYLINE”).

WITNESSETH:

WHEREAS, TROVAGENE is the exclusive licensee of the Patent Rights (as defined below) relating to the Field (as defined below) under the Exclusive License Agreement (as defined below) and is willing to grant to SKYLINE a royalty-bearing Sublicense (as defined below) in the Territory to use such Patent Rights in the Field on the terms and conditions set forth herein;

WHEREAS, SKYLINE has developed and is the owner of the AML Profiler® platform, a dedicated diagnostic microarray based on the Affymetrix GeneChip platform;

WHEREAS, SKYLINE desires to obtain the Sublicense described above and to extend its AML Profiler ® with methods to detect mutations in NPM1 on the terms and conditions set forth herein; and

WHEREAS, TROVAGENE is willing to grant SKYLINE such Sublicense under the Patent Rights on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1           “Affiliate(s)” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with a party to this Agreement; “control” meaning the ownership, direct or indirect, of fifty percent (50%) or more of the voting stock or analogous interest in such corporation or other business entity.

1.2           “AML Profiler®” shall mean the SKYLINE owned dedicated diagnostic microarray based on, for example, the Affymetrix GeneChip platform, as manufactured by Affymetrix (USA), for the detection of several chromosomal aberrations, gene mutations and the expression of relevant prognostic genes in samples from patients with Acute Myeloid Leukemia. For the avoidance of doubt, AML Profiler® also includes any future, upgraded, updated, successor and/or otherwise amended devices SKYLINE makes or has made for the testing of AML Profiler® in patient samples.

1.3           “Exclusive License Agreement” shall mean the exclusive license agreement dated May 2006 (and any amendments thereto) by and between TROVAGENE on the one hand, and Brunagelo Falini and Cristina Mecucci (jointly “Original Licensor”) on the other hand.

1.4           “Field” shall mean Laboratory Services rendered for the testing, analysis, and interpretation of nucleophosmin (nucleolar phosphoprotein B23 numatrin) mutations as defined by Patent Rights (NPM) in human clinical samples including using the AML Profiler®.

1.5           “Laboratory Services” shall mean any fee for reference laboratory service, or part thereof, performed by SKYLINE or by SKYLINE authorized or subcontracted reference laboratories in the Territory that when used, commercialized or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted. This includes the use of the AML Profiler® in methods to test for and analyze NPM mutations but is not limited to the use of AML Profiler® by Affymetrix or another third party.

1.6           “Net Revenues” shall mean the gross amount received by SKYLINE or its Affiliate(s) for the Laboratory Services sold to non-Affiliate third parties less the following acceptable deductions:

(a)           volume or other discounts allowed in amounts customary in the trade;

(b)           sale and/or use taxes and VAT, duties and any other governmental charges directly imposed and with reference to particular sales;

(c)           amounts allowed or credited on returns;

(d)           bad debts as described below;

(e)           transportation and freight charges, including insurance and handling fees, to the extent they are included in the price charged by SKYLINE or its Affiliate(s).

Bad debts for which loyalties have been paid or are to be paid may be deducted from the Net Revenues; bad debt are considered sales invoiced and not paid within a period of twelve (12) months after the date of invoice. Any royalties paid against bad debts, may be deducted from the amount payable over the subsequent Reporting Period. At no time shall a deduction for bad debt exceed 5% of Gross Revenue.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agents or regularly employed by SKYLINE and its Affiliate(s) and on their payroll. The Services shall be considered “sold” when billed out or invoiced by SKYLINE or its Affiliate.

1.7           “Patent Rights” shall mean Patent Application PCT/IT2005/000634 filed October 28, 2005 entitled “Nucleophosmin protein (NPM) mutants, corresponding gene sequences and uses thereof” (published as WO 2006/046270), and foreign equivalents, including Canadian Patent Application 2585965 as well as all continuations, divisions, reissues, re-examinations, renewals, or extensions of such patents subject to the rights granted by Original Licensor to TROVAGENE pursuant to the Exclusive License Agreement including any improvements to the Patent Rights or improvement Patent Rights, which come into TROVAGENE right to use and sublicense as limited by this Agreement.

1.8           “Product(s)” shall mean any product or part thereof that when made, have made, used, offered to sell, sold or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted.

1.9           “Term” shall mean from the Effective Date until the expiration or abandonment of all the Patent Rights.

1.10         “Territory” shall mean either, a) the country of The Netherlands, b) “Europe” which shall be defined as including all countries of the European Union, Switzerland, Norway, Liechtenstein, and Iceland, c) all countries of the World excluding the United States and its Territories (herein after “United States”), or d) all countries of the World. At any given point during the Term of this Agreement the definition of Territory will be determined by the current status of the options exercised by SKYLINE as provided in 4.2 — 4.5 and 7.2 below.

1.11         “Valid Claim” shall mean a claim of an unexpired patent or patent application of the Patent Rights that has neither been withdrawn, canceled, or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2. GRANT OF RIGHTS

2.1           TROVAGENE hereby grants to SKYLINE, subject to all the terms and conditions of this Agreement a non-exclusive, royalty-bearing Sublicense under the Patent Rights in the Territory in the Field during the Term. “Sublicense” as used herein means a license to use the Patent Rights to i) make, have made, use, offer to sell, sell and market the Laboratory Services in the Field, ii) make or have made the AML Profiler® with features for NPM1 analysis for use in Laboratory Services and iii) use, develop, practice, commercialize, and otherwise fully exploit the Laboratory Services and to have the Laboratory Services or part thereof carried out by or subcontracted to third party laboratories appointed by SKYLINE. For purposes of clarity the rights granted herein include the right for SKYLINE to provide the AML Profiler® for NPM1 analysis at no charge as well as other materials to the subcontracted lab, methods and know-how necessary for a third party subcontracted lab to perform the testing of the sample, but in all such cases,

SKYLINE is responsible for the analysis, interpretation, billing for and reporting of results to the subcontracted laboratory for the Laboratory Services. Any fees or costs incurred by SKYLINE related to work performed by subcontractors in the course of Laboratory Services are to be borne solely by SKYLINE and shall not be deducted when calculating Net Revenues.

SKYLINE shall have no right to further sublicense and any third party subcontracted lab utilizing the AML Profiler®, materials, methods, and other know-how provided by SKYLINE to perform the test may do so solely for the purposes of sending the AML Profiler® data to SKYLINE for analysis, interpretation and reporting. SKLYINE may report results to the subcontracted lab and invoice the subcontracted lab for the Laboratory Services.

2.2           SKYLINE shall have no right during the Term to make, have made, offer to sell, sell and market Products in the Field or use Patent Rights in any way for development and commercialization of therapeutic products other than the rights granted for the Laboratory Services and pursuant to Article 2.1. For the purposes of clarity, this Sublicense specifically excludes the right to sell the AML Profiler® or any other Product(s) that when used would cause an infringement on a Valid Claim.

ARTICLE 3. DUE DILIGENCE

3.1           SKYLINE shall use diligent efforts to develop and sell licensed Laboratory Services derived from the Patent Rights into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment, and shall provide TROVAGENE with reports and payments within sixty (60) days following the close of each Reporting Period as defined below beginning with the calendar year in which the first commercial sale of Laboratory Services have been effectuated.

ARTICLE 4. PAYMENTS

4.1           In consideration of a non-exclusive license under the Patent Rights SKYLINE shall pay to TROVAGENE a royalty of (a) one percent (1%) on Net Revenues or (b) $20 per reported test, whichever is the greater. Such royalty payments shall apply for all sales of Laboratory Services in each country of the Territory where such Valid Claims to the Patent Rights exists. Royalty payments will commence on sale of the first Laboratory Service. Royalties shall be paid in US dollars. Conversion of the Euro or any other currency into US Dollars shall be made at the official exchange rate as published by the European Central Bank at the exchange rate prevailing on the day before the royalty due is paid by SKYLINE to TROVAGENE.

4.2           Upon execution of this Sublicense Agreement, and within 30 days of the Effective Date, SKYLINE will pay TROVAGENE a one time upfront fee in the amount of $10,000 and Territory will be defined as a) the country of The Netherlands.

4.3           SKYLINE will pay TROVAGENE an additional one time milestone fee in the amount of $20,000 upon (a) receiving CE mark clearance for marketing the AML Profiler® in Europe, which includes the featuring of NPM1 analysis, or (b) first sale of Laboratory Services in Europe in a country other than the Netherlands at which time Territory will be defined as b) Europe including all countries of the European Union, Switzerland, Norway, Liechtenstein, and Iceland.

4.4           SKYLINE, at its sole discretion, may expand the definition of Territory to c) all countries of the World excluding the United States and will pay TROVAGENE an additional one-time milestone fee in the amount of $20,000 upon commencement of Laboratory Services in the first country outside Europe, excluding the United States, for which Valid Claims to the Patent Rights exist.

4.5           SKYLINE, at its sole discretion, may expand the definition of Territory to d) all countries of the World and will pay TROVAGENE an additional one-time milestone fee in the amount of $30,000 upon commencement of Laboratory Services in the United States.

4.5.1        Beginning from the date of the first sale of Laboratory Services in the United States SKYLINE will be obligated to pay annual minimum royalties in the amounts shown in the table below based on Net Revenues of Laboratory Services in the United States. Each year, in the quarter following the anniversary of the commencement of Laboratory Services in the United States, SKYLINE will report the sum of actual royalties paid against Net Revenues from Laboratory Services in the United States as required in 4.1 above and, if the actual royalties paid are less than the minimum royalty due for that year, will pay the difference between the sum of the actual royalties paid for Laboratory Services in the United States and the annual minimum royalty due for that year.

Annual Schedule for United States	Minimum Royalty Due
1st year of Laboratory Services	$10,000
2nd Year of laboratory Services	$15,000
3rd year of Laboratory Services and each year thereafter	$20,000

4.6           In the event no Valid Claim in the Patent Rights are granted, exist, or the Valid Claims are abandoned in a country of the Territory or in the event the Laboratory Services do not fall under a Valid Claim in the Patent Rights, SKYLINE shall no longer owe TROVAGENE any royalties on Net Revenues for any such country of the Territory. In such case (s) any such country of the Territory is then excluded from royalty reporting and payments, SKYLINE will have no right to reclaim any royalty or fee payments previously made under this Sublicense.

4.7           In the event of any proceeding or suit (“Suit”) before any court, agency, or tribunal involving the validity, infringement or enforceability of any Valid Claim, the development and use is enjoined or otherwise prohibited, SKYLINE may for the period from the date of the filing of such Suit to the date of such injunction or prohibition from which no appeal can be taken or is taken, uphold royalty payment. If in the proceeding of such Suit any such Valid Claim has been held valid or not infringing or enforceable by a final judgment, decree or decision from which no appeal can be taken or for which no appeal is taken, the upheld royalty amounts shall be paid to TROVAGENE within 30 days of such judgment. If any such Valid Claims have been held invalid or not infringed or unenforceable by a final judgment, decree or decision from which no appeal can be taken or no appeal is taken, SKYLINE will be free of any future royalty obligation hereunder.

4.8           TROVAGENE agrees that to the extent it grants a new Sublicense under the Patent Rights to a third party such terms and conditions shall be substantially similar to those for which SKYLINE has been granted the Sublicense based on Territory and Field.

ARTICLE 5. REPORTS AND RECORDS

5.1           SKYLINE shall maintain and cause its Affiliate(s) to maintain true, accurate and complete books of account, records and files containing an accurate record of all data reasonably necessary for the full computation and verification of sales and the determination of the amounts payable under Article 4 hereof for a period of at least three (3) years following the period of each report required by Section 5.2 below.

5.2           After the first commercial sale of the Laboratory Services, SKYLINE shall deliver to TROVAGENE within sixty (60) days following the close of each Reporting Period true and accurate reports, giving such particulars of the business conducted by SKYLINE and its Affiliate(s) during the preceding Reporting Period under this Agreement as shall be pertinent to a royalty and fee accounting hereunder. The Reporting Period and Payments of royalties are due as follows:

5.2.1        To the extent that Net Revenues are recorded only in The Netherlands the Reporting Period shall be annually.

5.2.2        At the commencement of Net Revenues recorded in any country other than The Netherlands within Europe the Reporting Period shall be semi-annually for all countries.

5.2.3        At the commencement of Net Revenues recorded outside of the Europe the Reporting Period shall be quarterly for all countries.

These reports shall include at least the following:

(a)           number of the Laboratory Services sold in each country by SKYLINE and its Affiliate(s) and paid by customers either directly or indirectly through appointed third party laboratories;

(b)           Gross sales of any invoices that include any amounts received from customers for the Laboratory Services sold by SKYLINE and its Affiliate(s)

(c)           deductions applicable as provided in Section 1.6 including those for bad debt;

(d)           total royalties and fees due; and

(e)           amounts of withholding taxes.

5.3           Said books and records shall be kept at SKYLINE’s and/or its Affiliate(s) principal place of business and shall be in accordance with generally accepted accounting principles, consistently applied. Said books and records, to the extent not previously audited, shall be available for inspection and copying by an independent certified public accountant selected by TROVAGENE and reasonably acceptable to SKYLINE and/or its Affiliate(s), upon ten (10) business days advance notice and during regular business hours for the sole purpose to enable TROVAGENE to ascertain the correctness of any report and/or payment made under this Agreement. TROVAGENE shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an undisputed underpayment of five percent (5%) or more for the period examined, in which case SKYLINE shall pay within thirty (30) days the reasonable fees and expenses charged by the accountant in addition to any amounts due. Any overpayment established by the accountant shall be reimbursed by TROVAGENE within thirty (30) days from the day of the accountant’s report.

5.4           SKYLINE shall pay to TROVAGENE the actual royalties due and payable as provided for in Sections 4.1 and 5.2. If no actual royalties are due, SKYLINE shall so report.

ARTICLE 6. PATENT PROSECUTION; INFRINGEMENT

6.1           The prosecution, filing and maintenance of the Patent Rights in the Territory shall be the responsibility of and managed by TROVAGENE. TROVAGENE shall, twice yearly in June and December, submit to SKYLINE a full report relating to the Patent Rights, the rights granted, opposition procedures and the like for the Territory. TROVAGENE warrants and represents to use all reasonable efforts to pursue the patent applications in each country of the Territory diligently and to obtain patents at the earliest time possible in each country of the Territory.

6.2           In the event of any invention made by SKYLINE relating to the licensed Patent Rights (“New Inventions”), SKYLINE will be the owner of such New Inventions and has the right to file, prosecute and maintain any patent for such New

Inventions in any country of its choice. Prior to any filings or applications for New Inventions SKYLINE will provide TROVAGENE with ninety (90) days written notice of its intent to file or pursue protection for such New Invention for the purposes of providing TROVAGENE the opportunity to negotiate in good faith rights or terms to participate in such action. Any such New Invention does explicitly not include any future, upgraded, updated, successor and/or otherwise amended microarray in connection with the AML Profiler®.

In the event the parties agree on TROVAGENE filing, prosecuting and maintaining any patent applications directed to such New Inventions that are related to Patent Rights and the terms thereto whether owned solely or jointly with SKYLINE, SKYLINE shall cooperate with TROVAGENE in the filing, prosecution and maintenance of all such New inventions. Such cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring its employees to execute such papers and instruments as reasonable and appropriate so as to enable TROVAGENE to file, prosecute and maintain such New Inventions in any country; and (b) promptly informing TROVAGENE of matters that may affect the preparation, filing, prosecution or maintenance of any such New Inventions.

6.3        (a)      SKYLINE agrees to provide TROVAGENE with prompt written notice after becoming aware of any infringement of any of the Patent Rights or New Inventions (if such New Inventions are filed in TROVAGENE’ name) in the Field and of any available evidence thereof.

(b)   TROVAGENE shall have the right, but not the obligation, under its control and at its sole expense, to prosecute any third party infringement of the Patent Rights or New Inventions filed in its name or to defend the Patent Rights or New Inventions filed in its name in any declaratory judgment action brought by a third party which alleges the invalidity, unenforceability or non-infringement of any Patent Rights. SKYLINE agrees to cooperate fully in any action under this Section 6.3, provided that TROVAGENE reimburses material costs and expenses incurred with providing such assistance. At all times SKYLINE, at its discretion is entitled to join in such action of TROVAGNE with its own counsel, reasonably acceptable to TROVAGENE, at its own cost. If TROVAGENE does not commence a particular infringement action within ninety (90) days, SKYLINE, after notifying TROVAGENE in writing shall have the right, but not the obligation, to bring such infringement action at its own expense and under its full control. TROVAGENE agrees to cooperate fully in any such action brought by SKYLINE.

(c)   If no action is brought by either party, SKYLINE is free from any future royalty obligation hereunder in respect of the country in which such infringement takes place.

6.4           TROVAGENE hereby undertakes to notify SKYLINE promptly should the Patent Rights lapse for failing to meet a deadline, should the Original Licensor and/or TROVAGENE decide to stop pursuing the Patent Rights or should the Patent Rights not be allowed in any country of the Territory for any reason, and SKYLINE will be free of any royalty obligation hereunder.

6.5           If during the term of this Agreement either party receives notice, claim, or proceedings from any third party alleging infringement of that third party’s intellectual property as a result of either party’s activities in relation to this Agreement or use and exploitation of the Patent Rights licensed hereunder, the party receiving notice shall (i) forthwith notify the other party of such notice, claim or proceeding; (ii) make no admission of liability; (iii) SKYLINE shall give TROVAGENE the conduct of defense of such claims or proceedings including the right to settle and (iv) SKYLINE shall uphold any royalty payment, until a final decision has been taken either by court or through settlement.

ARTICLE 7. TERM AND TERMINATION

7.1           Should SKYLINE fail to pay TROVAGENE any amounts due hereunder, TROVAGENE shall have the right to terminate this Agreement on forty-five (45) days prior written notice, unless SKYLINE shall pay TROVAGENE within said forty-five (45) day period such delinquent amounts and interest within said period.

7.2           SKYLINE shall have the right to terminate this Agreement and all rights, privileges and the Sublicense granted hereunder at any time upon sixty (60) days prior written notice to TROVAGENE. Should SKYLINE elect to terminate this Agreement SKYLINE will report and pay within sixty (60) days of the termination date all outstanding royalties or fees due as defined in Section 4 and shall have no right to reclaim any royalty or fee payments previously made under this Sublicense.

SKYLINE shall have the right to terminate only that portion of this Agreement and all the rights, privileges and the Sublicense granted hereunder as included and defined in 4.5 above by providing written notice to TROVAGENE. Upon such notice the definition of Territory shall revert to c) all the countries of the World excluding the United States, and SKYLINE shall report and pay within sixty (60) days of the notice of termination all outstanding royalties due including a prorated minimum royalty. The prorated minimum royalty will be calculated based on the notification date of termination against the anniversary date as defined in 4.5.1 above and applied as a percentage against the minimum royalty due for that year for Laboratory Services in the United States.

7.3           Upon any material breach or default of this Agreement by either party, including without limitation SKYLINE’s material failure to comply with Section 3 hereof,

the other party shall have the right to terminate this Agreement upon sixty (60) days written notice to the breaching/defaulting party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching/defaulting party shall have cured any such breach or default prior to the expiration of said sixty (60) day period.

7.4                                 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Articles 4 (with respect to any payments outstanding as of the termination date), 5, (only for one year after termination of the Agreement). 6, 7, 8, 9, 10, 11, 13, 15, 18, and 20, shall survive the expiration or any earlier termination of this Agreement.

ARTICLE 8. INDEMNIFICATION

8.1                                 TROVAGENE agrees to indemnify, hold harmless and defend SKYLINE, its Affiliates, agents and employees from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) arising out of suits, claims, actions, or demands, brought or made by a third party (“Third Party Claim”) against SKYLINE, its Affiliates, subcontractors, agents and employees, based on breach of TROVAGENE’s warranties under Article 9 below, except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of SKYLINE, its Affiliates, subcontractors, agents and employees or a breach of SKYLINE’s warranties under Article 9 below.

8.2                                 SKYLINE agrees to indemnify, hold harmless and defend TROVAGENE, its Affiliates, agents and employees from and against any and all Losses arising out of any Third Party Claims against TROVAGENE, its Affiliates, agents and employees based on (i) SKYLINE’S breach of SKYLINE’s warranties under Article 9 below, or (ii) the manufacture, use, handling, storage, sale or other disposition of Laboratory Services by SKYLINE, its Affiliates, agents, and employees, all except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of TROVAGENE, or a breach of TROVAGENE’s warranties under Article 9 below.

ARTICLE 9. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

9.1                                 TROVAGENE represents and warrants to SKYLINE (i) that it has the right to sublicense the Patent Rights in Territory and that TROVAGENE has received the appropriate written authorization from the Original Licensors to enter into this Agreement, and (ii) that it has the right and power to extend the rights and the Sublicense granted herein and to perform its obligations hereunder, (iii) that this Agreement is a valid and binding agreement, enforceable in accordance with its terms, (iv) that it is not and shall during the term of this Agreement not be in default under the Exclusive License Agreement, and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default, (v) that it shall not terminate or amend, during the term of this Agreement, the Exclusive License Agreement to the detriment of SKYLINE. There has not been any default by any party or dispute between TROVAGENE and any party under the Exclusive License Agreement, (v) as of the Effective Date, it has no actual knowledge of any conflict of any kind with any inventor(s) listed or any of the owner of the Patent Rights, which may restrict it from entering into this Agreement, granting the rights or fulfilling its obligations hereunder, (vi) as of the Effective Date, the Patent Rights are in good standing and have not lapsed for failing to meet a deadline and they have diligently been prosecuted and maintained, (vii) as of the Effective Date no person has challenged by way of a notice in writing the validity of any claim comprised within the Patent Rights, and (viii) as of the Effective Date there are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the inventions disclosed in the Patent or their use, making, commercialization, practice or any other exploitation thereof pending against the Original Licensors, their Co-exclusive Product-right holders or, TROVAGENE, its Affiliates or any of TROVAGENE, sublicensees in any court or by or before any governmental body or agency and, to the best of TROVAGENE’ knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against the Original Licensors, their Co-exclusive Product-right holders, TROVAGENE, its Affiliates or any of TROVAGENE’s sublicensees and; ix) the use of the AML Profiler® including features for NPM analysis manufactured by Affymetrix (USA) as a component of the laboratory developed test which is being provided as a Laboratory Service does not conflict with any of the rights under the Patent Rights of the Co-exclusive Product-right holders or any other party.

9.2                                 SKYLINE hereby represents and warrants to TROVAGENE that it has the right and power to enter into this Agreement and to perform its obligations, and that this Agreement is a valid and binding agreement, enforceable in accordance with its terms. SKYLINE agrees that it shall comply and cause its Affiliate(s) to comply with all applicable local laws and regulations in Territory relating to the design, sale, use, delivery in commerce and promotion of the Laboratory Services.

9.3                                 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9, TROVAGENE MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHER WISE PROVIDED TO SUBLICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME. TROVAGENE DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS SUBLICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE SUBLICENSED

PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY SUBLICENSEE OR ITS AFFILIATE (S) WITHOUT INFRINGING ON OTHER PATENTS.

9.4                                 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. SUBLICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR ANY LOSS OR DAMAGES CAUSED BY THE LABORATORY SERVICES, USED, DELIVERED, SOLD OR PROVIDED BY SUBLICENSEE AND ITS AFFILIATE(S) AND APPOINTEES THAT ARE SUBJECT TO THIS AGREEMENT UNLESS THE SAME HAS RESULTED FROM ANY MATERIAL BREACH OF AN OBLIGATION, REPRESENTATION, WARRANTY BY TROVAGENE UNDER THIS AGREEMENT OR ACTION, INACTIONS, OR MISREPRESENTATIONS ON THE PART OF TROVAGENE.

ARTICLE 10. NOTICE

10.1                           Any consent, notice or report required or permitted to be given or made under this Agreement shall be in writing, delivered (i) by certified or registered mail (postage prepaid, return receipt requested), (ii) by facsimile (and promptly confirmed by personal delivery or overnight courier or (iii) by courier (postage prepaid and signature required), and in any case addressed to the other party at its address set forth in this Article 10, and shall be effective upon receipt by the addressee.

10.2                           Reports, notices and other communication from SKYLINE to TROVAGENE as provided hereunder shall be sent to:

TROVAGENE Inc

Attention:                                         CFO

11055 Flintkote Ave.

Suite B

San Diego, CA 92121

USA

With a copy to:

Ivor Elrifi

MINTZ LEVIN

666 Third Avenue

New York, NY 10017

or to such other individual or address as shall hereafter be furnished by written notice to SKYLINE in accordance with this Article 10.

10.3                           Reports, notices and other communications from TROVAGENE to SKYLINE as provided hereunder shall be sent to:

Skyline Diagnostics BV
Attention:	Dr. Henk Viëtor (or his successor)
Erasmus University Medical Center
Dr. Molewaterplein 50, EE 19-71
3015 GD Rotterdam
The Netherlands

With a copy to:
SKYLINE BV.
Erasmus University Medical Center
Dr. Molewaterplein 50, EE 19-71
3015 GD Rotterdam
The Netherlands

or to such other individual or address as shall hereafter be furnished by written notice to TROVAGENE in accordance with this Article 10.

ARTICLE 11. DISPUTE RESOLUTION

11.1.                        Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the World intellectual Property Organization (“WIPO”) Mediation Rules. The place of mediation shall be Geneva, Switzerland. The language to be used in the mediation shall be English.

11.2                           If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be Geneva, Switzerland. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the laws of New York, USA.

11.3                           Notwithstanding the foregoing, nothing in this Article shall he construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 12. RESTRICTION ON USE OF NAME

12.1                           SKYLINE shall neither use nor cause its Affiliate(s) to use the name of TROVAGENE, its directors, officers, trustees, Affiliate(s), employees, or any adaptations thereof, in any advertising, promotion or sale literature without the prior written consent of TROVAGENE. With respect to reports to public agencies that are required by law, SKYLINE shall provide TROVAGENE with a reasonable opportunity to review the use of its name in such reports reasonably in advance of submission.

12.2                           SKYLINE shall neither disclose nor cause its Affiliate (s) to disclose this Agreement or any of the terms or conditions of this Agreement to any third party without the prior written consent of TROVAGENE except and to the extent required to comply with applicable laws or regulations; provided that, SKYLINE delivers prior written notice to TROVAGENE of any disclosure required by applicable laws or regulations and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

ARTICLE 13. CONFIDENTIALITY

13.1                           During the term of this Agreement, each party (the “disclosing party”) may communicate to the other party (the “receiving party”) information which it considers to be confidential (“Confidential Information”). All Confidential Information shall be specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing party and delivered to the receiving party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the receiving party and reference to the time and place of disclosure.

13.2                           The receiving party agrees that it shall: (a) maintain all Confidential Information in strict confidence, except that the receiving party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose set forth in this Agreement; (b) use all Confidential Information solely for the purpose set forth in this Agreement; and (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

13.3                           The obligations of the receiving party under Section 13.2 above shall not apply to the extent that the receiving party can demonstrate that certain Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (c) was independently developed or discovered by receiving party without use or the Confidential Information; (d) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with application laws or regulation, or with a court or administrative order, provided that, the disclosing party receives prior written notice of such disclosure and that the receiving party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

13.4.                        The obligations set forth in this Article 13 shall remain in effect for a period of five (5) years after the expiration or the earlier termination of this Agreement.

ARTICLE 14. PATENT MARKING

14.                                 If required by laws or regulations, SKYLINE agrees to mark any Laboratory Services, reports, testing results, promotional material, technical literature and the like with all applicable patent numbers, and where appropriate, to indicate “Patent Pending” status in accordance with each applicable country’s patent laws.

ARTICLE 15. INDEPENDENT CONTRACTOR

15.                                 For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE 16. SEVERABILITY

16.                                 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 17. NON-ASSIGNABILITY

17.                                 Neither this Agreement nor any part hereof shall be assignable by either party without the express prior written consent of the other, which shall not be unreasonably withheld. Any attempted assignment without such consent shall be void. A change in control of SKYLINE shall not be considered as an assignment of this Agreement and therefore shall not require the prior written consent of TROVAGENE. For the purpose of this Article 17, “change in control” shall mean the occurrence of any transaction that results in the sale of more than 50% of the current outstanding issued shares or interests of SKYLINE to a third party, or the sale of all or substantially all of the assets of SKYLINE.

ARTICLE 18. ENTIRE AGREEMENT

18.                                 This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any prior agreements and understandings between the parties relating to the subject matter hereof. No verbal agreement, conversation or representation between any officers, agents or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

ARTICLE 19. MODIFICATIONS IN WRITING

19.                                 No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE 20. GOVERNING LAW

20.                                 The validity and interpretation of this Agreement and the legal reactions of the parties to it shall be governed by the laws of the State of New York, USA, without regard to the conflict of laws provisions thereunder, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

ARTICLE 21. CAPTIONS

21.                                 The captions are provided for convenience and are not to be used in construing this Agreement.

ARTICLE 22. CONSTRUCTION

22.                                 Each of the parties agrees that this Agreement is the result of mutual negotiation and therefore the language herein shall not be presumptively construed against either of them.

ARTICLE 23. COUNTERPARTS

23.                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

ARTICLE 24. BINDING EFFECT

24.                                 This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

ARTICLE 25. FORCE MAJEURE

25.                                 If either party’s performance of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any force majeure cause such as floods, fires, riots, insurrections, explosions, other natural disasters or serious labor disputes beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference, or delay; provided that the affected party shall use its commercial reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majcure is removed.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above Written.

TROVAGENE INC		SKYLINE DIAGNOSTICS BV

By:	/s/ Bruce Huebner	By:	/s/ Henk Viëtor

Name:	Bruce Huebner	Name:	Henk Viëtor

Title:	President & CEO	Title:	CEO